Salpietra
2693 Heights View Ct
Oakland Twp, MI 48306-4947

February 19, 2013

VIA US MAIL & FAX

Jim Juliano, Chairman
Ecology Coatings, Inc.
24663 Mound Road
Warren, MI  48091

Dear Jim:

It is with great regret that, effective immediately, I am resigning my position on Ecology’s Board of Directors.

As I hope you know, I did my best to try to save Ecology.  I wish nothing but the best for you and Ecology.

Very truly yours,

                         /s/ Pete Salpietra